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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement"), is made and entered into this 26th day of December, 2001, by and between Innovative Drug Delivery System, Inc., a Delaware corporation with principal offices located at 787 Seventh Avenue, New York, New York (the "Company"), and Leonard Firestone (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive has served as the Company's Chief Executive Officer pursuant to a letter agreement dated November 20, 2000 (the "Employment Letter"); and

         WHEREAS, the Company has a continuing need for the Executive's personal services in an executive capacity; and

         WHEREAS, the Executive and the Company desire to enter into this formal Employment Agreement, which is to take effect upon any IPO, as defined herein, in order to fully recognize the contributions of Executive to the company and to assure continuous harmonious performance of the affairs of the Company after such IPO.

         NOW, THEREFORE, in consideration of the mutual promises, terms provisions, and conditions contained herein, the parties agree as follows:


1.       Position.

         The Company hereby agrees to continue to employ the Executive to serve in the role of Chief Executive Officer of the Company, subject to the limitations set forth herein. As such, the Executive shall be responsible for the business of the Company, subject to the authority of the Board of Directors of the Company (the "Board"). The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position, as well as such other duties commensurate with his position as Chief Executive Officer as may be reasonably assigned by the Board. The Executive shall, at all times during the Term, report directly to the Board. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties, provided however, that nothing herein shall preclude the Executive from (i) serving on the board of directors of a reasonable number of other corporations with the prior written approval of the Board, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs and
(iv) managing his personal investments and affairs, provided that such activities do not conflict or interfere with the effective discharge of his dunes and responsibilities under this Agreement, or otherwise violate any of the terms of this Agreement.


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2.       Term of Employment and Renewal.

         The term of Executive's employment under this Agreement will commence on the date of this Agreement, which shall be the date of the Company's IPO, as defined herein (the "Effective Date"). Subject to the provisions of Section 10 of this Agreement, the term of Executive's employment hereunder shall commence on the Effective Date and continue until the third anniversary of the Effective Date (the "Initial Term"). The Initial Term of this Agreement shall be automatically extended for successive two (2) year periods (each a "Renewal Period") unless the Company or the Executive gives written notice to the other at least six (6) months prior to the expiration of the Initial Term, or a Renewal Period, of such party's election not to extend this Agreement. References herein to the "term" shall mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the "Expiration Date."

3.       Compensation and Benefits.

         (a) Salary. Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of four hundred thousand Dollars ($400,000), payable in such installments as is the policy of the Company (the "Salary"), but no less frequently than monthly. The Salary shall be reviewed by the Board effective January 1, 2003, if such date falls at least (6) months after the Effective Date. Thereafter, the Board shall, on an annual basis, determine appropriate increases to Executive's Salary in its sole discretion but in no event shall diminish the amount of Executive's Salary below the initial rate, or below the increased rates unless all of the Executive's peer executives undergo substantially equivalent reductions.

         (b) Bonus. The Executive shall be eligible to receive annual bonuses up to a maximum of one hundred fifty percent (150%) of the Salary, according to performance goals for both the Executive and the Company set by the Board with input from the Executive. Performance goals shall be bet no later than February 28 of the year in which they are to be achieved or within thirty (30) days of the Effective Date, if the Effective Date is after February 28.

         (c) Benefits. The Executive shall be entitled to participate in any employee incentive and benefit plans which the Company provides or may establish from time to time for the benefit of its employees, including, without limitation, group life, medical, surgical, dental and other health deferred compensation, profit sharing and similar plans, in accordance with the terms of those plans. The Company shall pay for business related professional dues, to a maximum of $1,500 per year, medical licensing fees for one state, and malpractice premium costs, to a maximum of $l0,000 per year. The Company shall also reimburse the Executive for the costs, including any related tax liability, of securing long-term disability insurance (at a rate not in excess of the Salary) and term life insurance (in an amount not in excess of $800,000). The Company shall pay to the Executive a monthly car and parking allowance of one thousand Dollars ($1,000), which shall be treated as ordinary income to the Executive. The Executive shall also be entitled to paid vacation of twenty (20) days per year, in accordance with the Company's vacation policy which may be accrued to a maximum of thirty (30) days. In connection with any claims against the Executive arising out of the performance of his duties hereunder, the Company shall defend and indemnify the Executive to the full extent permitted by law.



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         (d) Stock Options. Concurrent with any underwritten public offering of the Company's common stock pursuant to an effective registration under the Securities Act of 1933 resulting in net proceeds to the Company of at least twenty million Dollars ($20,000,000)(an "IPO"), the Company shall grant the Executive, pursuant to the Company's 2001 Omnibus Stock Incentive Plan (the "Plan"), an option to purchase 750,000 shares of the Company's common stock at a purchase price equal to the (fair market value of the shares at the time of the grant under the terms and conditions set forth in the Plan and the Company's standard stock option agreement which shall be provided to the Executive upon the date of the stock option grant provided for herein, vesting as to one-third of the option shares upon the date of the grant and then in two (2) equal annual installments on the first and second anniversaries of the grant date, as long as the Executive is employed by the Company. This stock option shall be an incentive stock option to the extent permissible under the Internal Revenue Code.

         (e) Performance Stock Options. The Executive shall be eligible for annual grants of stock options, up to an annual maximum of 500,000 option shares, according to performance goals for the Company and the Executive to be established by the Board with input from the Executive. Such stock options shall vest as to one-third of the option shares upon the date of the grant and then in two (2) equal annual installments on the first and second anniversaries of the grant date, as long as the Executive is employed by the Company. Performance goals shall be set no later than February 28 of the year in which they are to be achieved or within thirty (30) days of the Effective Date, if the Effective Date is after February 28.

         (f) Expense. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies. The Executive shall be reimbursed for business class travel, when available, taken in performance of his job duties hereunder.

4.       Confidentiality, Disclosure of Information.

         (a) The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder). The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available,


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other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company.

         (b) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, design graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company.

5.       Inventions Discovered by Executive.

         The Executive shall promptly disclose to the Company any invention, improvement, discovery, process formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, at any time during or after the Term), (a) which pertain to the development of drugs for pain therapy or to any other line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved,
(b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's, right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights of any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Section 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section S shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and


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withdrawal and any other rights that may be known as on referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

6.       Non-Competition and Non-Solicitation.

         The Executive Acknowledge that the Company has invested substantial time, money and resources in the development and retention of its inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive has had and will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

         In recognition of this, the Executive covenants and agrees that:

         (a) During the Term, and for a period of one (1) year thereafter, the Executive may not, without the prior written consent of the Board, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever) participate in any business that offers products or services competitive in any way to those offered by the Company or that were under active development by the Company during the Term, provided that nothing herein shall prohibit the Executive from owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 3% of the outstanding shares of such corporation.

         (b) During the Term, and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent, prior or written consent to do so from the Board.

         (c) During the Term, and for a period of one (1) year thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer, prospective Customer, vendor, strategic partner or business associate of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.


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7.       Non-Disparagement.

         The Executive hereby agrees that during the Term, and at all times thereafter, the Executive will not make any statement that is disparaging about the Company, any of its officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company. The Executive further agrees that during the same period the Executive will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Company or any of its officers, directors, shareholders or employees. The Company likewise agrees that its officers and directors will not make any statement that is disparaging about the Executive and will not authorize any agent to engage in any conduct that is intended to inflict harm on the Executive's professional or personal reputation or to interfere with full performance of this Agreement.

8.       Provisions Necessary and Reasonable.

         (a) The Executive agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company's business interests in part because the Company's business is international in scope; and (iii) in the event of any breach of any of the covenants set forth herein, the Company wou1d suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

         (b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed so be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

         (c) If any other covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

9.       Representations Regarding Prior Work and Legal Obligations.


         (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.

         (b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information, for the benefit of the Company.

         (c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.

         (d) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

10.      Termination and Severance.

         Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

         (a) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive's willful and material breach of the terms of this Agreement; (ii) the Executive's commission of any felony or any crime involving moral turpitude; or (iii) gross negligence or willful misconduct by the Executive in connection with his position hereunder, or (iv) the Executive's willful refusal to perform his duties hereunder. In the case of a termination for reasons set forth in (iv) above, the Executive shall have a fourteen (14) day period following receipt of the Company's written notice in which to cure such Cause. Upon the termination for Cause of Executive's employment, the Company shall have no further obligation or liability to the Executive other than for salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation.

         (b) Termination by the Company Without Cause. The Executive's employment hereunder may be terminated without Cause by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause: (i) the Company shall continue to pay the Executive the Salary for a twelve (12) month period, or until the Expiration Date, whichever is longer; (ii) the Company shall pay the Executive any bonuses and any incentives earned prior to the termination date; (iii) the Company shall pay for the costs of continuation of the Executive's health insurance pursuant to COBRA for a twelve (12) month period; and (iv) the unvested portions of any stock options granted to the Executive shall vest in full. As a condition of receiving severance payments and benefits pursuant to this subsection 10(b), the Executive shall execute and deliver to the Company prior to his/her receipt of such benefits a general release substantially in the form attached hereto as Exhibit A.


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         (c) Termination by the Executive, The Executive may terminate his employment hereunder upon one (1) month's written notice to the Company. In the event of termination by the Executive pursuant to this subsection 10(c), the Company may, in lieu of permitting the Executive to continue to report to work after giving notice, elect to pay the Executive during the notice period (or for any remaining portion of that period) the Salary and benefits at the rate of compensation the Executive was receiving immediately before such notice of termination was tendered.

         (d) Death. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Salary and any bonuses and any incentives earned under this Agreement to the date of termination and any payments or benefits due under Company policies or benefit plans.

         (e) Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve
(12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(e), and the Company shall have no further obligation or duty to the Executive other than for Salary and any bonuses and any incentives earned under this Agreement prior to the date of termination and any payments or benefit's due under Company policies or benefit plans.

         (f) Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Term of the Agreement for a Renewal Period pursuant to Section 2 above, the Company shall pay to the Executive all payments and provide to the Executive all benefits described in subsection 10(b) above provided that in the event that the Company gives notice of its election not to extend the Term of the Agreement (or a Renewal Period pursuant to Section 2 and such Renewal Period expires on or after the sixth anniversary of the Effective Date, the Company shall continue to pay the Executive full compensation as defined in Section 3 of this Agreement from the date the Executive receives such notice through the Expiration Date but shall not be entitled to the payments and benefits set forth in subsection 10(b) above and the Executive shall, not be entitled to any additional compensation other than any payments or benefits due under Company policies or benefit plans.

         (g) Change in Control. The Executive may terminate his employment hereunder following a Change in Control upon sixty (60) days' written notice to the Company. Following such termination, (i) the Company shall continue to pay the Executive the Salary for an eighteen (18) month period; (ii) the Company shall pay the Executive any bonuses and any incentives earned prior to the termination date; and (iii) the unvested portions of any stock options granted to the Executive shall vest in full. As a condition of receiving severance payments and benefits pursuant to this subsection 10(g), the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as

Exhibit A. Notwithstanding the foregoing, the Company or its successor may request that the Executive continue his employment under the terms and conditions herein after a Change in Control, as described below, for a period of no more than eighteen (18) months, if the Company or its successor makes such a request, the Executive must continue employment for the requested period, without a termination by the Company for Cause, death or disability or a voluntary resignation by the Executive, as a condition of receiving, in addition to compensation and benefits for continued employment during the requested period, the payments and benefits set forth, in this subsection 10(g). As used herein, a "Change of Control" shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company's stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, (ii) the Board approves any plan or proposal for liquidation or dissolution of the Company, or (iii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. Notwithstanding the foregoing provisions of this subsection 10(g), a "Change in Control" will not be deemed to have occurred as a result of an IPO.

11.      Choice of Law.

         The Executive acknowledges that a substantial portion of the Company's business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive's employment with the Company the Executive will have substantial contacts with New York.

         The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be in the state or federal courts located in the State and County of New York and that such courts shall have personal jurisdiction over the parties to this Agreement.

12.      Miscellaneous.

         (a) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

         (b) Withholding. All salary and bonus payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level.

         (c) Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

         (d) Amendments. Any attempted modification of this Agreement will not be effective, unless signed by an officer of the Company and the Executive.

         (e) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         (f) Serverability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):


                               If to the Company:

                               787 Seventh Avenue
                               New York, New York 10019
                               Attn.: Chairman

                               With a copy to:

                               Brobeck, Phleger & Harrison LLP
                               1633 Broadway, 47th Floor
                               New York, New York 10019
                               Attn:  Daniel Weisberg

                               If to Executive:

                               c/o Innovative Drug Delivery Systems, Inc.
                               787 Seventh Avenue
                               New York, New York 10019

                               With a copy to:

                               Farrell & Thurman, P.C.
                               P.O. BOX 671
                               Princeton, New Jersey 08542
                               Attn: John L. Thurman


         (h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive's employment or termination of this Agreement.

         (i) Disclosure and Confidentiality. The Executive agrees to provide, and agrees that the Company similarly may provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate. finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise. The Executive also agrees that the Company may disclose a copy of this Agreement if legally required to do so, and in connection with a partnering transaction or financing, assuming that an appropriate confidentiality agreement is in place. The Executive further agrees not to disclose the existence or terms of this Agreement to any person other than the Executive's immediate family and legal, financial or accounting professional.

         (j) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, and the Company's pursuit of the remedies described in Section 8 hereof in connection therewith) shall be resolved by arbitration in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association, in New York. New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as awarded by the arbitrator in accordance with applicable statutory provision, the parties shall split equally the costs of arbitration and each party shall pay its own attorneys' fees. The parties agree that the award of the arbitrator shall be final and binding.

         (k) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

         (l) Heading. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         (m) Advice of Counsel. The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.



EXECUTIVE                               INNOVATIVE DRUG DELIVERY SYSTEMS


/s/ Leonard Firestone                   By:         Mark C. Rogers, M.D.
---------------------------------          -------------------------------------
Leonard Firestone                       TITLE:            Chair
                                              ----------------------------------